UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2007

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 11, 2007, Agilent Technologies, Inc. (the “Company”) entered into a Five Year Credit Agreement (the “Credit Agreement”) by and among the Company, certain lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administration agent.

The Credit Agreement provides for a $300 million unsecured credit facility (the “Facility”) that will expire on May 11, 2012.  The Company will use amounts borrowed under the Facility for general corporate purposes.  The Company is not borrowing under the Facility at this time, but may borrow under the Facility from time to time as opportunities and needs arise.

Loans under the Credit Agreement will bear interest either at: (i) the greater of (a) JPMorgan’s prime rate in effect from time to time and (b) the federal funds effective rate in effect form time to time plus 0.5%, or (ii) the applicable London interbank offered rate plus the applicable margin for such loans, which ranges between 0.270% and 0.650%, based on the Company’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., and which is 0.425% at the Company’s current credit ratings. The applicable London interbank offered rate, if utilized, will be increased by 0.10% for any period in which the aggregate principal amount of advances and letters of credit under the Facility is equal to or exceeds $150 million. The Company will pay an annual facility fee during the term of the Credit Agreement which varies depending on the Company’s credit ratings. At the Company’s current ratings, the facility fee will be 0.125% per year, or $375,000 per year.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens, and limitations on incurrence of indebtedness by the Company’s subsidiaries.  In addition, the Credit Agreement requires that the Company maintain a ratio of adjusted consolidated debt to consolidated EBITDA of not greater than 3.25 to 1.00, and a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.00 to 1.00.

                The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as joint lead arrangers and joint bookrunners for the Facility.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02.              Results of Operations and Financial Condition.

The information in this Item 2.02 of Form 8-K and Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

On May 14, 2007, the Company issued its press release announcing financial results for the second fiscal quarter ended April 30, 2007.  A copy of this press release is attached as Exhibit 99.1.

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core current financial performance and our prospects for the future.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures segment and enterprise performance using measures such as those that are disclosed in this release.  This information facilitates management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results.  Non-GAAP information allows for greater transparency to supplemental information used by management in its financial and operations decision making.  Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

This information is not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  It excludes items, such as restructuring and amortization, that may have a material effect on the Company’s expenses and earnings per share calculated in accordance with GAAP.  Management monitors these items to ensure that expenses are in line with expectations and that our GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company.  The non-GAAP information we provide may be different from the non-GAAP information provided by other companies.

Additional explanation of non-GAAP information is provided in Exhibit 99.1.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 11, 2007, the Company entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit No. 99.1 is furnished as an exhibit to this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended:

Exhibit No.	Description
10.1	Five-Year Credit Agreement, dated May 11, 2007, by and among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administration agent.
99.1	Press release announcing financial results for the second fiscal quarter ended April 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Assistant General Counsel and
Assistant Secretary

Date:  May 14, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Five-Year Credit Agreement, dated May 11, 2007, by and among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administration agent.
99.1	Press release announcing financial results for the second fiscal quarter ended April 30, 2007.